As filed with the Securities and Exchange Commission on ^August 26, 1997

                           Registration No. 333-30709

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            U.S. Wireless Corporation
               (Exact name of Registrant as specified in Charter)


Delaware                    5945                                 13-3704059
(State of                   (Primary standard industrial        I.R.S. employer
Incorporation)              classification code)              identification No.

                                2694 Bishop Drive
                           San Ramon, California 94583
               (Address and telephone number of Principal Offices)

                 Dr. Oliver Hilsenrath, Chief Executive Officer
                                2694 Bishop Drive
                           San Ramon, California 94583
                                 (510) 830-8801
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 ^^ Subject to Completion Dated August 26, 1997


PROSPECTUS                                             3,078,000 SHARES

                            U.S. Wireless Corporation

                                  COMMON STOCK

           This Prospectus covers the sale of up to 3,078,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of which 1,800,000 shares are issuable upon the exercise of stock options. Of the shares offered, 600,000 shares were issued in the Company's private placement in July 1996 (the "Private Placement") 350,000 shares were issued pursuant to the acquisition of Labyrinth Communications Technologies, Inc. ("Labyrinth"), to the Company's Chief Executive Officer in July 1996 and 300,000 are owned by certain stockholders. The options have been issued to certain consultants to the Company, in connection with the acquisitions of Labyrinth and Mantra Technologies, Inc., the Company's and Labyrinth's Private Placement offerings in July 1996 and pursuant to consulting agreements entered into for future business development. The stock option exercise prices range from $2.00 to $2.50 per share. The holders of the shares of Common Stock and options are sometimes referred to herein as the "Selling Stockholders". The shares may be sold from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Company will not receive any of the proceeds from the sale of any securities sold by the Selling Stockholders. See "Plan of Distribution."

           The Company's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbols "USWC". Quotation on Nasdaq does not imply that there is a meaningful sustained market for the Common Stock, or that if one is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Common Stock will be available for trading in the over-the-counter market on the OTC Bulletin Board. See "Market For Common Equity."

                  THE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

                     THESE SECURITIES HAVE NOT BEEN APPROVED
                  OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
               COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is August__, 1997.

         The Selling Stockholders will be required to represent that they have knowledge of Rule 10b-6 and 10b-7 promulgated under the Exchange Act of 1934, as amended (the "Exchange Act"), which proscribe certain manipulative and deceptive practices in connection with a distribution of securities.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following  documents,   heretofore  filed  by  the  Company  with  the
Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997;

     and

     2. The Company's Annual Report on Form 10-KSB/A-1 for the fiscal year ended March 31, 1997; and

     3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997; and

     4. The Company's Quarterly Report on Form 10-QSB for the quarter ended December 31,

     1996; and


     5. The Company's Report on Form 8-K dated November 20, 1996; and

     6. The Company's Report on Form 8-K dated November 4, 1996; and

     7. The Company's Quarterly Report on Form 10-QSB/A for the quarter ended September 30,

      1996; and


     8. The Company's Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 1996; and;

     9. The Company's Report on Form 8-K dated July 11, 1996; and

     10. A description of the Company's securities is contained in the Company's registration statement on Form 8-A filed October 27, 1994.

     11. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to in (1) above, are incorporated herein by reference.


     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to U.S. Wireless Corporation, 2694 Bishop Drive, San Ramon, California 94583, telephone (510) 830-8801.

                               PROSPECTUS SUMMARY

     The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997. All references to outstanding shares of Common Stock and per share data gives effect to the 1-for-4 reverse stock split in April 1996.


     U.S. Wireless Corporation ("the Company") is a Delaware corporation organized in February 1993 as a holding company to acquire a majority interest in a retail toy change, Play Co. Toys & Entertainment Corp. ("Playco"). Historically, through August 15, 1996 (at which time the Company spun-off as a dividend to its stockholders its ownership of Playco), the Company's results from operations and financial condition have related primarily to those of Playco. In July 1996, the Company changed its business focus and acquired 51% of the outstanding shares of common stock of each of Mantra Technologies, Inc. ("Mantra") and Labyrinth Communication Technologies Group, Inc. ("Labyrinth"), both Delaware corporations formed in July and June 1996, respectively, by Dr. Oliver Hilsenrath. Unless the context requires, all references to the "Company" include Labyrinth and Mantra.


      Labyrinth commenced the development of an infrastructure product, the RadioCamera, for the cellular base station in July 1996. The RadioCamera is designed to provide value added services and features for cellular networks, which include caller location finding and tracking, autonomous network management, and caller location based improved trunking efficiency to increase capacity.

     In June 1996, the Federal Communications Commission adopted a Report and Order establishing certain performance goals and timetables requiring wireless service providers to be able to identify each caller's phone number and physical location for the purpose of providing emergency services. This initiative, requiring service providers to obtain location finding capabilities for 911 emergency services, has caused a number of companies to dedicate research funding to solving the problem of developing a location technology. As the industry attempts to solve this problem, the industry is contemplating additional uses for location finding technology, as a means to increase revenues by offering additional value added services to the wireless communications industry.

     The Company is currently in the process of completing the research, development, and initial testing of the RadioCamera prototype in preparation for its roll out scheduled for fiscal 1998. To this end the Company is (i) completing the design, construction, and testing of a second prototype of the RadioCamera, which prototype will be used as a platform for mass production of the commercial units; (ii) preparing the RadioCamera for testing in active base station and independent sites; (iii) engaging in marketing and developing relationships and strategic alliances with companies in the wireless industry for the anticipated roll out of the RadioCamera and the formation of an operating company to offer geo-location services; and (iv) developing a plan for manufacturing the RadioCamera in anticipation of its roll out.

     Mantra is a software development company dedicated to the enhancement of human computer interaction. In July 1996, it began the development of a self-driven research tool ("the Research Tool") designed to access various databases to locate and collect information based on a user interest profile. The Research Tool engages in a self-driven daily process of creating and updating a user interest profile, which process is performed by analyzing the data on a user's system. The user profile is submitted to an index server search engine which searches the various databases the user requests, and the information gathered by the tool is then filtered for relevant materials. Finally, the relevant information and all ancillary documents are downloaded into the system to be categorized and clustered into a useable format for the user.

         The first version of this product is currently being developed and tested for use as an Internet research tool. It studies the data stored on the user's computer, determines the user's current areas of interest, and searches for information which may be of value to the user on any indexed database (LAN, local drives, Intranets, Internet, and paid information services which are supported by the user), and retrieves and presents this information to the user in a conveniently organized HTML document.


       The Company's executive offices are located in its distribution center at 2694 Bishop Drive, San Ramon, California 94583. The Company's telephone number is (510) 830-8801.

                                                          The Offering


Common Stock Outstanding                                      7,325,245  Shares
Prior to the Offering

Common Stock To Be                                            9,125,245 Shares
Outstanding After the
Offering (1)

Risk Factors                  This offering involves a high degree of risk.  See
                              "Risk Factors."

Use of Proceeds (2)

                         All of the  proceeds of this  Offering  will be paid to
                    the respective Selling Stockholders and none of the proceeds will be received by the Company. The net proceeds from the exercise of any options will be used by the Company for working capital. All the expenses of this Offering will be paid by the Company. See "Use of Proceeds."

NASDAQ Symbols (3)                 Common Stock   -                   USWC


     (1) Includes 1,800,000 shares of Common Stock issuable upon the exercise of options which are vested and exercisable and in which the shares underlying same are being registered for resales by the Selling Stockholders. Does not include an aggregate of 841,500 shares of Common Stock issuable upon the exercise of option, some of which are vested and exercisable, but of which none of the shares underlying said option have been registered for resale herein.

     (2) The Company will receive the proceeds from the exercise of any of the options held by the Selling Stockholders. See "Use of Proceeds."

     (3) Quotation on Nasdaq does not imply that there is a meaningful market for the Company's securities or that if a market is developed, that it will be sustained for any period of time. In the absence of a listing on Nasdaq, the Company's securities will be available for trading on the OTC Bulletin Board.

                                  RISK FACTORS

         An investment in the securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be carefully considered before purchasing the securities offered by this Prospectus. The purchase of the securities offered hereby should not be considered by anyone who cannot afford the risk of loss of their entire investment.

         Statements contained in this registrations statement which are not historical facts may be considered forward looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected.

             1. No Significant Operating History; Limited Operations and Revenues. The Company is a holding company with two 51% owned subsidiaries,
Labyrinth and Mantra. Labyrinth and Mantra were formed in June 1996 and July 1996, respectively, which companies are in their development stage, with their activities to date consisting of their formation, obtaining financing, research and development and testing, with no revenues or commercial product line. The Company's operations are subject to all of the risks inherent in the establishment and development of a business enterprise, including the absence of a substantial operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a developing and expanding stage business and the competitive and unexplored environment in which the Company anticipates operating. There can be no assurances that any of the Company's product lines will be profitably produced and marketed, or that the Company will be able to attract and retain the management and skilled employees needed. Further, there can be no assurances that the Company's management will be able to successfully implement its business plan.

         2. Development of Business; Need for Additional Financing. The Company's operating results will be adversely affected if its timetable for the development, marketing and manufacturing of its products is unable to meet the Company's costs of operations. The primary initial expense of the Company during its development stage is the salaries of its officers, who comprise the Company's research and development teams. In addition, the Company may need additional financing in order complete its products development and testing and for marketing and sales. The Company's limited resources in addition to its anticipated continued research, development and testing for the next 12 - 18 months, may cause significant strain on the Company's management, technical, financial and other resources. To manage its development, the Company must continue to improve and expand its existing resources and management information systems and must attract, train and motivate qualified technical, management and general personnel. There can be no assurance, however, that the Company will successfully be able to achieve these goals.

In the event the Company seeks financing through the issuance of debt securities instead of equity, the Company may be required to repay such debt at times in which it does not have revenues and therefore would be required to seek additional funding, if available. In the event the Company's business plan is delayed or revenues from operations, if any, are not generated in accordance with its business plan, the Company may not be able to repay such debt when due, potentially causing a default under any debt instrument, which could cause a liquidation of some or all of the Company's assets.

         3. Rapid Technological Change; Uncertainty as to Business Plan. The wireless communications and informational services industries are subject to rapid technological change. There are extensive amounts of investments made on an annual basis for the development of innovative technologies for the increase in the quality, quantity and capabilities of the wireless communications industry and information services products. Competition from larger corporations and startup enterprises are characterized by rapid technological advances, evolving industry standards and technological obsolescence. There can be no assurances that the Company will be able to keep pace with the technological developments in its industries or implement such changes to its products, if and when such changes are required. Competitors have developed and may develop in the future, products and/or technologies equal to or better than those marketed by the Company.

         The Company's business plan is based upon the demand in the wireless communications industry for location finding services, primarily focused on providing such capabilities in order for the carriers to meet FCC mandate of being able to locate subscribers for 911 services. Though the Company believes that its technology shall enable the service providers to meet the FCC's requirement, there can be no guarantees of this, as the Company is still in the process of testing and further developing the RadioCamera. In addition, the Company's business plan anticipates the demand by wireless subscribers for additional value added services based on location finding, such as 411 informational services. There can be no assurances that any of the Company's assumptions regarding the industries demands shall be correct, or that in the event that they are that the Company will be able to provide the industry with the technology needed. Further, there can be no assurances that the Company's rollout plans for the RadioCamera will not be delayed or that the FCC will not changes its requirements or timetables for the industry meeting such requirements. In addition, there are many competitors in the industry which are attempting to provide the technology for location finding services, there can be no assurances that the Company will be able to compete effectively in the industry. Presently, the Company does not have any orders for or agreements with respect to the sale of any RadioCameras. See "Business- Outlook" "--Government Regulations" and "--Competition."


         4. Competition. The Company's businesses are highly competitive, with relatively insignificant barriers to entry and with a number of companies engaging in the technological development of product lines which may presently or which may in the future compete with those of the Company. In the event any of the Company's products are found to be obsolete or not widely used, the Company may not be able to compete in the markets it anticipates. Further, the Company cannot offer any assurance that one or more of its competitors will not develop and market products equal to or better than those which may be marketed by the

Company, nor can the Company assure that other companies will not enter the marketplace or that other companies will not produce and market products technologically superior to those of the Company.


         5. Protection of Intellectual Property. The Company has filed patent applications on behalf of Labyrinth and Mantra, and anticipates filing amendments to such patents and additional patents in the future. Dr. Hilsenrath and all employees of the Company have executed and filed assignments, assigning any and all rights, title and interest to such patents to the Company. All employees prior to the commencing of their employment are required to execute non disclosure and confidentiality agreements, which include representations that all technology developed during the course of their employment is owned solely by the Company ^ and that they agree to execute assignments for all patents filed. These patent applications are currently pending and there can be no assurances that such patents will be approved. There can be no assurance that any particular aspect of the Company's technology will not be found to infringe on the products of other companies or that other companies will not infringe on the patents of the Company. In the event the Company were to become engaged in litigation either as a result of a claimed infringement by the Company or as a result of an infringement of any of the Company's patents by a third party, there can be no assurance that the Company would be able to fund such litigation or, if funded, would be successful in any such litigation.


         6. Government Regulations. The wireless communications industry is regulated by the Federal Communications Commission ("FCC"). The FCC regulates and monitors the use of radio waves which are apportioned to numerous uses for all frequencies of the spectrum,. In September 1994, the FCC sought comment on a Notice of Rule making (NPRM Docket 94-102) which proceeding addressed the issue of 911 emergency services for advanced telecommunications technologies. On June 12, 1996, the FCC adopted a Report & Order which establishes performance goals and timetables for the identification of a wireless caller's phone number and physical location. Under phase I of the order, wireless carriers must be able to identify the telephone numbers of their subscribers and locate subscribers to the nearest cell by April 1, 1998. Under phase II, wireless carriers must be able to locate a 911 caller within 125 meters, in 67% of all cases, by October 1, 2001. The RadioCamera is being designed to enable the service providers to comply with these regulations, though there are no assurances that the RadioCamera will meet these requirement.

         Additionally, the Company is required to comply with a wide range of other state and local rules and regulations applicable to its business. The ability to adapt the Company's product lines in order to comply with the current and anticipated broad federal, state, and local regulatory network is essential and may be costly. The failure to comply with such regulations may have an adverse effect on the Company's operations.


     7. Dependence on Management; Covenants Not To Compete. The Company is dependent upon the personal efforts and abilities of Dr. Oliver Hilsenrath, the Company's President and Chief Executive Officer as well as its team of Executive Officers. All members of management have agreed to devote all their business time to the business of the Company. Due to the technical nature of the Company's research and development, all executive officers of the Company are required to enter into employment agreements with the Company containing non-disclosure and non-compete covenants, which restrict the information that they can disseminate and future employment. Many states, including California, do not acknowledge certain provisions and types of restrictive covenants against employees working for competitors. It is therefore possible that a court will find that the non-competition clauses in any or all the employment agreements are not enforceable, whereby, employees would be able to work for competitors of the Company. All employees of the Company are required to sign non-disclosure and confidentiality agreement prior to commencing there employment. Though the Company plans to aggressively protect its proprietary information, there can be no assurances that the Company will be able to stop former employees from using knowledge learned from working for the Company. Such competitors may have greater resources than that of the Company and better able to engage in a legal action with respect thereto.

     8. Technological and Market Uncertainty. The success of the Company's product lines, if any, shall be contingent on there acceptance in the market place. Though the Company's may be successful in developing its anticipated product lines, there can be no assurances that competitors will not produce products which are either technically superior, price cost effective or that which may make the Company's products obsolete. The lack of acceptance of the Company's product lines would have an adverse effect on its operations.

     9. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the directors to the Company or any of its shareholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. In addition the Company has provided agreements to its outside directors. The inclusion of this provision in the Company's Certificate of Incorporation and the indemnification agreements may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation. See "Management."

     10. No Dividends and None Anticipated. The Company has not paid any dividends nor, because of its present financial status and its contemplated financial requirements, does it contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. See "Dividend Policy."

     11. Shares Available for Resale. There are presently 7,325,245 shares outstanding and upon the consummation of this Offering, the Company will have, assuming the exercise of options to purchase 1,800,000 shares of Common Stock, which shares are registered from resale hereunder, 9,125,245 shares of Common Stock outstanding. Of the 7,325,245 shares outstanding 5,478,758 shares are "restricted securities", with the balance freely tradable. Of such shares, shares held for one year may be sold pursuant Rule 144 under the Act. Of such shares 378,758 shares have been held for more than one year, 2,850,000, 751,880 and 1,498,120, will have been held for one year on July 31, 1997, September 6, 1997 and January 20, 1998, respectively. The Company cannot predict the effect, if any, that market sales of the shares of the Selling Securityholders or the availability for future sales of shares in accordance with Rule 144 will have on the market price of the Common Stock prevailing from time to time. The present prevailing market price and after the market price after the Offering could be adversely affected by future sales of substantial amounts of Common Stock. See "Plan of Distribution."


         12. Possible Future Dilution. ^ In October 1996, the Company amended its certificate of incorporation to increase the number of authorized shares from 10,000,000 to its present level of 40,000,000 authorized shares of Common Stock, par value $.01 per share. Inasmuch as the Company may use authorized but unissued shares of Common Stock or securities convertible or exercisable in to capital stock, without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests. The Company has no present plan, proposal, agreement, understanding or arrangement to acquire or merge with any specific business or company and that it has not sought or identified any specific business or company for investigation and evaluation.


         13. Possible delisting of Securities from NASDAQ System; Risks of Low Priced Stocks. The Securities and Exchange Commission has approved rules imposing more stringent criteria for listing of the Securities on the Nasdaq SmallCap Stock Market ("Nasdaq"). In order to continue to be listed on Nasdaq, the Company would be required to maintain (i) total assets of at least $2,000,000, (ii) total stockholders' equity of $1,000,000, (iii) a minimum bid price of $1.00, (iv) one market maker, (v) 300 stockholders, (vi) at least 100,000 shares in the public float and (vii) a minimum market value for the public float of $200,000. In the event the Company's Securities are delisted from Nasdaq, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's Securities. Quotation on Nasdaq does not imply that a meaningful, sustained market for the Company's Securities will develop or if developed, that it will be sustained for any period of time.

         14. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The proceeds from the exercise of the option granted to the Selling Stockholders will be used for general working capital and used primarily to fund corporate growth and expansion. In the event that all options to purchase the 1,800,000 shares of Common Stock are exercised in full, the proceeds to the Company is $3,650,000. However, there can be no assurances that all or any portion of the Option will be exercised. The Company will incur the expenses of this offering, estimated at $20,000.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information at June 25, 1997 and as adjusted to reflect the sale of the shares of Common Stock by the Selling Stockholders.

                                    Shares of
                                    Common Stock                                         Shares            Percentage of
Name & Address of                   Owned Prior                         Shares           Owned After       Shares Owned
Stockholder                         to the Offering                     Offered          Offering          After Offering (1)
-----------------                   ----------------                    --------         ------------      -----------------

Dr. Oliver Hilsenrath               3,750,000 (2)                       850,000 (3)      2,900,000         32.9
c\o U.S. Wireless Corporation
2694 Bishop Drive
San Ramon, CA 94583


Karle Limited  )                    200,000 (5)                         200,000          0                 0
827 Montgomery Street

Brooklyn, NY 11213


Burntwood Limited(4)                40,000 (5)                          40,000           0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Surfways Limited (4)                80,000 (5)                          80,000           0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Saffray Limited(4)                  20,000 (5)                          30,000           0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Enderlea Limited(4)                 260,000(5)                          260,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Ryburn Limited(6)                   1,000,000(6)                      1,000,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Crossgar Limited (6)                  200,000 ( 6)                      200,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Aida Holdings Limited (4)             200,000                           200,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


                                       22



Onvoy Holdings Limited (4)            100,000                           100,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD


Biskara Limited (4)                   128,000 (7)                       128,000          0                 0
c\o Matheson Trust Company
1 Wesley Street

St. Helier, Jersey JE4 8UD

-----------------------


(1) Does not include an aggregate of 2,641,500 shares issuable upon the exercise of options some of which are vested and presently exercisable, including the shares underlying the options of the Selling Stockholders.

(2) Includes 1,500,000 shares of Common Stock issuable upon the exercise of an options granted pursuant to Dr. Hilsenrath's employment agreement, which options are exercisable at $2.00 per share.

(3) Includes 350,000 shares and 500,000 shares underlying options which are presently vested and exercisable.

(4) These companies are foreign corporations, organized under the laws of the British Virgin Islands, all of which, except for Karle Limited are managed by the Matheson Trust Company (Jersey) Limited, which company provides the companies officer and directors. These companies were formed primarily as investment vehicles. No officer or director of the Company is affiliated with any of these companies.

(5) Reflects shares purchased in the Company's July 1996 Private Placement. In July 1996 the Company sold 600,000 shares of Common Stock at a purchase price of $2.50 per share for aggregate proceeds of $1,500,000. The private placement was undertake by the Company's officers pursuant to an exemption from the registration requirements of the Act, pursuant to Section 4(2) and in accordance with Rule 506 of Regulation D promulgated under the Act, providing for the sale of securities by an issuer not involving a public offering.

(6)       Reflects  shares  underlying  options  which are  vested and presently exercisable at $2.00 per share. These consultants entered into 3 year consulting agreements in July 1996, to render services in introducing the Company to potential customers and facilitating relationships with such companies, initiating strategic alliances and joint ventures, as well as providing investment and business consulting and advisory services to the Corporation, inclusive of the location, evaluation, structuring and financing of business activities. The only compensation for the services rendered by the consultants are the options granted by the Company. No officer or director is affiliated with either of these companies.

(7) Reflects 28,000 shares and 100,000 shares underlying options which are vested and presently exercisable at $2.50 per share.



Plan of Distribution for the Securities of the Selling Securityholders

              This Prospectus covers the offering of 1,278,000 shares of Common Stock and 1,800,000 shares of Common Stock issuable upon the exercise of Options, owned by the Selling Stockholders. See "Selling Stockholders." This Prospectus shall be delivered by said Selling Securityholders upon the sale of any securities by said holders. The shares of Common Stock and the shares of Common Stock issuable upon the exercise of such Options, may be sold, from time to time by the Selling Securityholders. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See "Risk Factors."

         The sale of the securities by the Selling Securityholders may be effected from time to time in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or a combination thereof. The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including in a block trade transaction in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock and/or by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders has agreed to indemnify the Company, against certain civil liabilities including liabilities under the Act.

         At the time a particular offer of its securities is made by or on behalf of the Selling Securityholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Securityholders and any discounts, commission or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

         Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, any person engaged in a distribution of Company's Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Company securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Company securities by the Selling Securityholders.

Reports to Shareholders

         The Company has adopted March 31 as its fiscal year end. The Company will furnish annual reports to its shareholders containing audited consolidated financial statements, together with an opinion by independent certified public accountants. In addition, the Company may, in its discretion, furnish to shareholders interim quarterly reports containing unaudited financial information.

                                 LEGAL OPINIONS

     Legal matters relating to Shares of Common Stock offered hereby will be passed on for the Company by its counsel, David S. Klarman, Esq.

                                     EXPERTS


         The consolidated financial statements of the Company for the years ended March 31, 1997 and 1996 included in Form 10-KSB for the Company's fiscal year ended March 31, 1997, incorporated by reference in this Prospectus, have been audited by Haskell & White, CPA's, Independent Certified Public Accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3^ under the Securities Act of 1933, as amended (the "Act") with respect to the shares of Common Stock to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement, some of which is incorporated by reference from prior filings of the Company. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement and all reports incorporated herein by reference, including the exhibits thereto, which may be copied and inspected at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

Registration Fee ...................................               $    4,574.18
Accounting Fees ....................................                    4,000.00(1)
Printing Fees ......................................                   10,000.00(1)
Miscellaneous ......................................                    1,425.82(1)
                                                                   ----------
Total ..............................................               $   20,000.00(1)


(1)      Estimated.


Item 15.  Indemnification of Directors and Officers.

         As permitted under the Delaware Corporation Law, the Company's Certificate of Incorporation and By-laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its shareholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.


         The following exhibit marked (*) is hereby filed with the Commission with the Company's Amendment No. 1 to the Registration Statement on Form S-3, dated June 27, 1997. The exhibits no marked have previously been filed with the initial filing of the Form S-3.

  5.0                      -        Opinion of David S. Klarman, Esq.
23(a)*                     -        Consent of Haskell & White LLP, CPA's

23(b)                      -        Consent of David S. Klarman, Esq. is included in the opinion filed as
                                    Exhibit 5.0

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or deletion of a managing Underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such Post-Effective Amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Ramon, CA on the 22nd day of August, 1997.


                                                     U.S. Wireless Corporation


                                            By:       \s\ Dr. Oliver Hilsenrath
                                                     Dr. Oliver Hilsenrath
                                                     Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




\s\ Dr. Oliver Hilsenrath                                     Chief Executive Officer                              08/22/97
Dr. Oliver Hilsenrath                                         President and director                               Date



\s\ Regina Gindin                                             Director                                             08/22/97

Regina Gindin                                                                                                      Date



\s\ David Tamir                                               Director                                             08/22/97

David Tamir                                                                                                        Date



                                        1


                                  Exhibit 23(a)


                      Consent of Haskell & White LLP, CPA's

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of U.S. Wireless Corporation and Subsidiaries on Form S-3 of our report dated May 30, 1997, except for the last sentence of Note 6.a) which is as of June 16, 1997, appearing in the Annual Report on Form 10KSB of U.S. Wireless Corporation and Subsidiaries for the year ended March 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                                             HASKELL & WHITE LLP

                                                    Certified Public Accountants



Newport Beach, CA
August 22, 1997